OFFICE OF THE CITY ATTORNEY
Exhibit 10.34
AGREEMENT
          THIS AGREEMENT, dated for purposes of identification only this 16th day of November, 2005, is made and entered into by and between the a municipal corporation, hereinafter referred to as
          A
          N
          D
          JMAR TECHNOLOGIES INC., hereinafter referred to as “CONSULTANT.”
WITNESSETH:
          WHEREAS,       desires to participate in a pilot project to test an on-line water quality device; and
          WHEREAS, CONSULTANT represents that it is qualified to and has submitted a proposal to provide the Services, the terms of which including compensation are acceptable to       and
          WHEREAS, the public interest, economy, and general welfare will be served by this Agreement.
          NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS, AND CONDITIONS HEREIN CONTAINED, THE PARTIES HERETO AGREE AS FOLLOWS:
          PART I — SERVICES TO BE FURNISHED BY CONSULTANT
     A. Scope of Work. CONSULTANT shall install a water quality monitoring device, obtain samples over several months, provide a report to the Public Utilities Department (Department) and return the sampling area to its condition prior to installation. The Services shall include the services described in Exhibit A, General Scope of Work.
     B. Non-Exclusive Agreement. CONSULTANT acknowledges that       may enter into agreements similar to this Agreement with other consultants. It is understood and agreed that individual work orders will be awarded to the CONSULTANT most qualified in

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      opinion to provide services to       within the scheduled completion date based upon the following criteria:
          1. Ability to perform the Services for a project.
          2. Qualifications of the specific individuals who will provide the Services for a project.
          3. Amount and quality of time key personnel who will be involved in their respective portions of the Services for a project.
          4. Reasonableness of the fee requested to provide the Services for a project.
          5. Demonstrated record of success by the CONSULTANT on work previously performed for       or for other municipalities or enterprises.
          6. The specific methods and techniques to be employed by CONSULTANT in providing the Services for a project.
               PART II — SERVICES TO BE FURNISHED BY
     A. Documents.       will, upon request, provide CONSULTANT with copies of existing drawings, maps, and other existing information needed for the Services to be performed as may be readily available to
     B. Project Manager.       Water Services Division will assign a Project Manager to coordinate, oversee and approve the Services provided by the CONSULTANT.
     C. Review of CONSULTANT’S Work Product. The Department will review the Services provided by CONSULTANT and comment as appropriate, in       opinion; provided, however, that (1) any review or comment by       or failure of       to review or comment, shall in no way relieve CONSULTANT of any obligations set forth in this Agreement and (2) CONSULTANT shall use its own professional judgment in determining whether or not to incorporate all or part of any comments made by         I and, if CONSULTANT decides not to incorporate all or part of any such comments, CONSULTANT shall communicate its decision and the reasons for the decision, in writing to
     D. Representative of       The Public Utilities General Manager of       or her designee shall represent       in all matters pertaining to the services to

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be rendered under this Agreement, including giving any required notices. CONSULTANT shall, in the performance of this Agreement, consult with the Public Utilities General Manager or her designee(s) and other       employees as the Public Utilities General Manager or her designee(s) may direct.
PART III — TERMS OF AGREEMENT
     A. Term of Agreement. The term of this Agreement shall commence upon the Effective Date of this Agreement and terminate one (1) year thereafter, unless sooner terminated as provided herein. Such term shall be designated as the “Contract Year”.
          All parties recognize that the continuation of this Agreement after the close of any fiscal year of       , which fiscal year ends on June 30 of each year, shall be subject to budget approval providing for or covering such contract items as an expenditure in said budget,       does not represent that said budget item will be actually adopted, said determination being the determination of the City Council at the time of the adoption of the budget herein. No penalty shall accrue to       in the event this provision shall be exercised. Should termination be accomplished in accordance with this Section, a settlement shall be negotiated by the parties based on items delivered, services provided, monies paid and monies due.
     B. Compensation. It is understood and agreed between the parties to this Agreement that full and complete payment for all services provided in accordance with this Agreement that is to say, the sum of all work orders that may be awarded to CONSULTANT pursuant to this Agreement, shall not exceed the sum of Twenty Five Thousand Dollars ($25,000.00).
     C. Extra Services. No additional services beyond the scope of this Agreement shall be rendered by CONSULTANT unless previously authorized in writing by the City Manager of
     D. Accounting Procedures. CONSULTANT shall submit to       on a monthly basis an accurate accounting of the Services performed by CONSULTANT and a progress report showing the status of completion of the work and related expenditures.

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1.       agrees to pay CONSULTANT for work satisfactorily performed and for approved reasonable expenses incurred during the preceding month within thirty (30) days after receipt of the monthly submittal, as described in the preceding paragraph. In no event will the sum of monthly payments exceed Fifteen Thousand Dollars ($15,000.00).
2.       agrees to pay CONSULTANT final payment amount of Ten Thousand Dollars ($10,000.00) following receipt of the final project report and restoration of      facility to its pre-existing condition.
     E.      Indemnity Provisions. As respects acts, errors or omissions in the performance of professional services, CONSULTANT agrees to indemnify and hold harmless      , its officers, agents, employees, representatives and volunteers from and against any and all claims, demands, defense costs, or liability of any kind or nature arising directly out of CONSULTANT’S negligent acts, errors or omissions in the performance of its professional services under the terms of this contract.
          As respects all acts or omissions which do not arise directly out of the performance of professional services, including but not limited to those acts or omissions normally covered by general and automobile liability insurance, CONSULTANT agrees to indemnify, defend (at       option), and hold harmless      , its officers, agents, employees, representatives, and volunteers from and against any and all claims, demands, defense costs, or liability of any kind or nature arising out of or in connection with CONSULTANT’S (or CONSULTANT’S subcontractors, if any) performance or failure to perform, under the terms of this contract; excepting those which arise out of the sole negligence of
          The obligations set forth in this indemnification/defense provision (i) shall be in effect without regard to whether or not     , CONSULTANT, or any other person maintains or fails to maintain insurance coverage for any such loss, costs, claims, damages, Claims, or expenses; and (ii) shall survive the termination of this Agreement.

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     F. Insurance Requirements. Without limiting right           to indemnification, it is agreed that CONSULTANT shall secure prior to commencing any activities under this Agreement, and maintain during the term of this Agreement, insurance coverage as follows:
          Workers’ Compensation Insurance as required by           statutes.
          Commercial General Liability Insurance, including coverage for Premises and Operations, Contractual Liability, Personal Injury Liability, Products/Completed Operations Liability, and Independent CONSULTANT’S Liability (if applicable), in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence.
          Comprehensive Automobile Liability coverage; including, as applicable, owned, non-owned and hired autos, in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence, combined single limit.
                Risk Manager is hereby authorized to reduce requirements set forth above in the event he determines that such reduction is in       best interest.
          Each insurance policy required by this Agreement shall contain the following clause or shall otherwise provide for the following conditions:
“This insurance shall not be canceled, or limited in scope or coverage, until after thirty (30) days’ prior written notice has been given to the City Clerk,            except in the event of cancellation for non-payment of premium which shall provide for not less than ten (10) days notice.”
          Each insurance policy required by this Agreement, excepting policies for Workers’ Compensation shall contain the following clauses:
“It is agreed that any insurance maintained by CONSULTANT pursuant to this Agreement shall be primary to, and not contribute with, any insurance or self-insurance maintained by the City of

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“The City of     , its officers, agents, employees, representatives and      designated volunteers are added as additional insureds as respects the acts, omissions, operations and activities of, or on behalf of the named insured, in regards to products supplied or work or services performed for, or related to, the City of       .”
              Prior to commencing any work under this Agreement, CONSULTANT shall deliver to       insurance certificates confirming the existence of the insurance required by this Agreement, and including the applicable clauses referenced above. Also, within thirty (30) days of the execution date of this Agreement, CONSULTANT shall provide to       (i) endorsements which add to these policies the applicable clauses referenced above, or (ii) in lieu of said endorsements, documentation acceptable to      evidencing that the coverage, terms, and conditions set forth in the above-referenced clauses are otherwise included in said insurance policies. Said endorsements shall be signed by an authorized representative of the insurance company and shall include the signator’s company affiliation and title. Should it be deemed necessary by      , it shall be CONSULTANT’s responsibility to see that       receives documentation acceptable to      which sustains that the individual signing said endorsements is indeed authorized to do so by the insurance company. Insurance required hereunder shall be placed with insurers (i) admitted to write insurance in      or through surplus carriers (ii) possessing an A.M. Best’s rating of A VII or higher, or (iii) otherwise acceptable to      with prior written permission from     . Also,      has the right to demand, and receive, within a reasonable time period, copies of any insurance policies required under this Agreement.
     In addition to any other remedies       may have if CONSULTANT fails to provide or maintain any insurance policies or policy endorsements to the extent and within the time herein required,       may, at its sole option:

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          1. Order CONSULTANT to stop work under this Agreement and/or withhold any payment(s) which become due to CONSULTANT hereunder until CONSULTANT demonstrates compliance with the requirements hereof;
          2. Terminate this Agreement.
          Exercise of any of the above remedies, however, is an alternative to other remedies       may have and is not the exclusive remedy for CONSULTANT’S failure to maintain insurance or secure appropriate endorsements.
          Nothing herein contained shall be construed as limiting in any way the extent to which CONSULTANT may be held responsible for payments of damages to persons or property resulting from CONSULTANT’S performance of the work covered under this Agreement.
          In the event CONSULTANT hires other firms to perform some of the work related to this Agreement, CONSULTANT shall ensure (i) that the acts or omissions of such firms are covered under the above-referenced liability insurance, or (ii) that such firms maintain insurance equal to or better than, and subject to the same limits, terms and conditions, as the insurance required of CONSULTANT under this Agreement (except for firms which are not performing professional services; such firms shall not be required to carry the above-referenced professional liability insurance).
     G. Professional Practices. All consulting services to be provided pursuant to this Agreement shall be provided by personnel experienced in their respective fields and in a manner consistent with the standards of care, diligence and skill ordinarily exercised by professional consultants in similar circumstances in accordance with sound professional practices. CONSULTANT’S engineering services will be furnished in accordance with generally accepted professional engineering practices and principles and under the supervision of professional engineers and/or land surveyors licensed in the State of
          CONSULTANT assumes responsibility for any and all negligence, errors or omissions that CONSULTANT, commits and any and all such negligent acts, errors or omissions committed by a sub-contractor of CONSULTANT in performance of this Agreement.

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     H. Termination.       may terminate this Agreement with or without cause upon giving CONSULTANT at least thirty (30) days prior written notice. Other than as specifically provided herein, if this Agreement is terminated without cause, CONSULTANT will be paid for costs incurred and actual services satisfactorily performed for       up to and including the date of termination. The Public Utilities General Manager or her designee is authorized to terminate the Agreement as stated herein.
     In the event of termination, all finished or unfinished documents prepared by CONSULTANT shall become       property and be promptly submitted to       upon request.
     I. Suspension, Postponement or Abandonment of Project If any part of the project for which the Services have been authorized is postponed, suspended or abandoned for any reason,       shall have the right to suspend or terminate the affected portions(s) of this Agreement. In the event of such suspension or termination, CONSULTANT shall only expend such additional time as is necessary to assemble the work in progress for the purpose of properly filing and closing the job and as is previously approved by       Project Manager. In no event shall additional time exceed ten percent (10%) of the total time expended on the suspended, postponed or abandoned portion of the Project prior to the date of notice of suspension or termination.
          In the event the Services are suspended for longer than six (6) months, CONSULTANT may terminate or renegotiate this Agreement as it applies to the suspended portion of the Project, by giving       at least thirty (30) days’ written notice.
     J. Breach of Agreement. CONSULTANT shall not be relieved of liability to       for damages sustained by       by virtue of any breach of Agreement by CONSULTANT, and       may withhold any payments to CONSULTANT for the purpose of set-off until such time as the exact amount of damages due       from CONSULTANT is determined. In addition,       may pursue all remedies available under law for breach of this Agreement. The waiver by either party of any breach to this Agreement shall not constitute a waiver as to any succeeding breach.

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     K. Ownership of Documents. CONSULTANT may agrees that any information provided by       to CONSULTANT in connection with the performance of CONSULTANT’S services pursuant to this Agreement shall remain the property of       and shall not be disclosed to any third party or used for any purpose other than provision of services pursuant to this Agreement without the prior written consent of       which consent will not be unreasonably withheld. Notwithstanding the above, CONSULTANT may use such information for the purposes of its internal product development, provided that any use of such information shall not identify the source of any data used in any written materials or any other public disclosure or imply any endorsement of CONSULTANT”s product by
     L. Compliance with Laws. In the performance of this Agreement, CONSULTANT shall abide by and conform to (and shall ensure that CONSULTANT’S subconsultants, if any, shall abide by and conform to) any and all applicable laws, statutes, safety rules, and practices of the United States, the State of       the Charter and Ordinances of the City of       and any other local laws (hereinafter referred to as “Laws and Practices”). Further, CONSULTANT warrants that all work done under this Agreement shall be in strict compliance with such Laws and Practices, including, but not limited to,       regulations.
          The CONSULTANT shall dispose of all materials used in conjunction with the performance of this Agreement in strict compliance with all local, state and federal environmental and/or waste management rules, regulations, laws, statutes and practices.
     M. Conflict of Interest
          1. CONSULTANT represents that neither it nor any of its officers, partners or employees has a financial interest, as defined in Section       of the Government Code, in the subject matter of this Agreement, other than the right to receive payment from       for the services performed.
          2. CONSULTANT agrees that it shall not make, participate in making, nor in any way attempt to use its position as a consultant to influence any decision of       in which CONSULTANT knows or has reason to know that CONSULTANT or any of its officers,

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partners or employees have a financial interest as defined in Section       of the Government Code.
          3. In conformity with the conflict of interest code of       ’CONSULTANT or, if CONSULTANT is a firm or corporation, each individual who will be performing work under this Agreement who is otherwise required to do so shall complete, under penalty of perjury, a Statement of Economic Interests (Form 700) and all required attachments and shall provide the originals thereof to the City Clerk of       Copies of those completed forms and attachments shall be public records of       , to be kept and disclosed at the discretion of       and according to law. CONSULTANT and individuals who will be performing work under this Agreement shall disclose pursuant to the broadest disclosure category in the code except that, in the light of the limited scope of duties provided for in this Agreement, certain disclosure categories shall not be required, as set forth in Determination of Executive Director or Executive Officer that the Range of Duties of a Particular Consultant is Limited in Scope and that Full Compliance with the Disclosure Requirements of the Conflict of Interest Code is not Required.
PART IV — GENERAL PROVISIONS
     A. Notification. Any notice may be served upon       by personal delivery in writing, or by facsimile, confirmed by mail, or by telegram, or by depositing it in a United States mail deposit box with the postage thereon, fully prepaid and addressed to       at the address hereinafter set forth; and in the case of CONSULTANT, may be served upon CONSULTANT by personal delivery in writing, or by facsimile, or by telegram, or by depositing it in a United States mail deposit box with the postage thereon fully prepaid, and addressed to CONSULTANT at the address hereinafter set forth:

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WITH A COPY TO:

CONSULTANT:	JMAR Technologies
5800 Armada Drive
Carlsbad, CA 92008
Telephone: (760) 602-3292
Facsimile: (760) 602-3299
          Upon written notice to each party concerned, sewed by means provided in the above paragraph, either party may change the above addresses.
     B. Independent Contractor. The performance of CONSULTANT’S services hereunder shall be in the capacity of an independent contractor and not as an officer, agent, or employee of       In consideration for the compensation paid to CONSULTANT by      , CONSULTANT agrees that       shall not be liable or responsible for any benefits, including, but not limited to, worker’s compensation, disability, retirement, life, unemployment, health or any other benefits and CONSULTANT agrees that he shall not sue or file a claim, petition or application therefor against      or any of its officers, employees, agents, representatives or sureties.
     C. Successors and Assigns. All of the terms, conditions and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that no assignment of the Agreement shall be made without the prior written consent of the parties to the Agreement, which consent shall not be unreasonably withheld.
     D. Laws Governing Construction of Terms. This Agreement shall be governed by the laws of the       Any legal action concerning or arising out of this Agreement shall be filed in a court of the       having jurisdiction of the subject matter, and venue shall be in the
     E. Service of Process. CONSULTANT hereby designates the City Clerk of the        as its local agent for service of process in any legal action or proceeding that

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may arise out of or in connection with this Agreement.       shall transmit to CONSULTANT a copy of any legal process served on said City Clerk on the same date as such service is made, in the manner and to the address set forth above, in Part IV(A), “Notification.”
     F. The Entire Agreement. This writing constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all oral or written representations or written agreements which may have been entered into between the parties. No modification or revision shall be of any force or effect, unless the same is in writing and executed by the parties hereto.
          If any provision of this Agreement shall be held invalid, such invalidity shall not affect the other provisions hereof, and to this extent, the provisions of this Agreement are intended to be and shall be deemed severable.
     G. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     H. Headings. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.
     I. Effective Date and Authority. The Effective Date of this Agreement shall be the latest date of execution hereinafter set forth opposite the names of the signators hereto. In the event CONSULTANT fails to set forth a date of execution opposite the name(s) of CONSULTANT’S signator(s), CONSULTANT hereby authorizes       by and through its representative, to insert the date of execution by CONSULTANT’S signator(s) as the date said Agreement, as executed by CONSULTANT, is received by

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates hereinafter respectively set forth.

corporation
By

DATE OF EXECUTION:	ATTEST:

11-16-05		City Clerk

JMAR TECHNOLOGIES, INC.

DATE OF EXECUTION:	By	/s/ John P. Ricardi

19 Sep 2005	Printed Name:	JOHN P. RICARDI

	Title:	VP Sensor Products Group

“CONSULTANT”
APPROVED AS TO FORM:

By
Assistant City Attorney

Dated 9/23/05

/July 1, 2005